Exhibit 99.3

GUARANTY BANK & TRUST COMPANY

EMPLOYEE STOCK OWNERSHIP AND 401(K) PLAN (“ESOP”)

PARTICIPANT DIRECTIVE STATEMENT

WITH RESPECT TO THE

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [●], 2017

As required under the terms of the Guaranty Bank & Trust Company Employee Stock Ownership and 401(k) Plan, formally named in its operative plan and trust document as the GB&T KSOP (the “ESOP”), the trustee of the ESOP (the “Trustee”), has prepared this Participant Directive Statement (“Directive Statement”) to accompany the Prospectus of QCR Holdings, Inc. and Proxy Statement of Guaranty Bankshares, Ltd., dated [●], 2017 (the “Proxy Statement”). Terms with their initial letters capitalized and not defined in this Directive Statement have the meanings assigned to them in the Proxy Statement.

As described in more detail in the attached Proxy Statement, Guaranty Bankshares, Ltd. (the “Company”) is engaging in a transaction whereby it will sell (the “Stock and Asset Transaction”) substantially all of its assets, namely comprised of the common stock of the Company’s subsidiary, Guaranty Bank & Trust Company, Cedar Rapids, Iowa, to QCR Holdings, Inc. Shortly after the Stock and Asset Transaction, the Company will distribute all of its assets to the shareholders of the Company on a pro rata basis and then dissolve (the “Company Dissolution”) its existence under Iowa law. As a shareholder of the Company, the ESOP will receive its pro rata share of the Company’s distributed assets in connection with the Company Dissolution. Each of the Stock and Asset Transaction and Company Dissolution are described in more detail in the Proxy Statement distributed to you along with this Participant Directive Statement.

THE PARTICIPANT DIRECTIVE

The ESOP provides, and the Internal Revenue Code requires, that the participants in the ESOP are entitled to direct the Trustee how to vote the shares of Company Stock allocated to the participants’ accounts under the ESOP (the “ESOP Stock Account”) with respect to the approval or disapproval of certain specified corporate events that are to be voted on by the shareholders of the Company, such as the Stock and Asset Transaction and the Company Dissolution. This Directive Statement and the enclosed Participant Directive are being provided to you by the Trustee to enable you to direct the Trustee how to vote the shares of Company Stock allocated to your ESOP Stock Account in connection with the proposal to approve the Stock and Asset Transaction and the Company Dissolution and the other transactions contemplated thereby, as described in the Proxy Statement.

If you do not properly or timely submit your Participant Directive, the Trustee will vote the shares of Company Stock allocated to your ESOP Account with respect to this matter in their discretion. Under the Iowa Business Corporations Act, shareholders are entitled to exercise dissenters’ rights and require the Company to purchase shares of Company Stock at their fair value. The Trustee, in its discretion, will decide whether or not to exercise dissenters’ rights on behalf of the ESOP as shareholder.

The Trustee’s voting of Company Stock held in the ESOP is subject to the fiduciary duty requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). Accordingly, if the Trustee, in accordance with their independent judgment, determines that following the directions given by any participant in the ESOP would be inconsistent with the exercise of their fiduciary duties under ERISA, the Trustee will not follow those directions and will instead vote the shares of Company Stock held in the ESOP in the manner which, in their independent judgment, is in the best interests of the ESOP participants.

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Therefore, the Trustee will vote the shares of Company Stock allocated to the ESOP Stock Accounts in accordance with the directions given on completed and returned Participant Directives, as long as the Trustee is reasonably assured that all of the following conditions are met:

A. The participants have been provided with sufficient information to enable them to make an informed decision.

This Directive Statement and the attached Proxy Statement provides information concerning the Stock and Asset Transaction and the Company Dissolution and their background and purpose. If additional facts arise in a timely manner that the Trustee believes you should know to make an informed decision, the Trustee will make that information available to you.

B. The participants have acted independently and without coercion.

At this time, the Trustee is not aware of any reason why the participants would not be acting independently, or would be subject to coercion by any individual or the Company. The Company is aware that each participant should be free from coercion in making his or her decision as to the directive to be given to the Trustee. If you believe you are being subjected to any coercion by any person, please contact the Trustee.

C. The Participant Directives are kept confidential.

The instructions given on the Participant Directives will be tabulated by             (“Independent Tabulator”) and the aggregate results reported to the Trustee without disclosing the individual voting decision of any participant, so that the directions given by individual participants will be confidential. No officer or member of management of the Company will have access to the completed Participant Directives even after the matter to be voted upon has been decided.

D. The Directive Statement is consistent with ERISA. The Trustee must follow the Participant Directives unless the Trustee concludes that doing so would be imprudent or contrary to the best interests of the participants.

If participants direct the Trustee to vote shares in a certain manner, and the Trustee determines that doing so would be imprudent or otherwise not for the exclusive purpose of providing benefits to the participants, then the Trustee can and must disregard the instructions given by the participants and instead must vote the shares in the manner the Trustee believe is required under ERISA. The Trustee has not yet determined that any vote on the issues presented is such that overriding the Participant Directives would be necessary. It is possible that the Trustee may make that determination before the Company’s shareholders’ meeting to vote on the Stock and Asset Transaction and the Company Dissolution, and the Trustee will make a final determination in this regard immediately before that time. One example of a circumstance under which the Trustee might determine to disregard the Participant Directives would be if new information becomes available which the Trustee is not able to communicate to the participants in a timely manner.

TRUSTEE’S POSITION

The Trustee makes no recommendation to the ESOP participants as to what voting directions they should deliver with respect to the Stock and Asset Transaction and the Company Dissolution.

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CHANGING OR REVOKING YOUR DIRECTIVE

Your Participant Directive may be changed by completing a subsequently dated Participant Directive or revoked by written notice of revocation addressed to the Independent Tabulator c/o                             . No of change or revocation will be effective unless received by the Independent Tabulator on or before 5:00 p.m. local time on [●], 2017.

CONFIDENTIALITY

The Trustee, through the services of the Independent Tabulator, will hold your Participant Directive in strict confidence and will not divulge or release your Participant Directive or any information reflected on it to any person, including the Company, or any director, officer, employee, or agent of the Company, or any other party to the Stock and Asset Transaction and the Company Dissolution, except that the Independent Tabulator will inform the Trustee of the total number of shares held by the participants that the participants instruct the Trustees to (i) vote “FOR” each of the Stock and Asset Transaction and the Company Dissolution, (ii) vote “AGAINST” each of the Stock and Asset Transaction and the Company Dissolution and (iii) abstain from voting on each of Stock and Asset Transaction and the Company Dissolution. In order to ensure that the Participant Directive is held confidential, it is important for you to return the participant Directive to the Independent Tabulator c/o                             . In order for your directions to be included in the voting of the Company Stock held by the ESOP, your Participant Directive must be received by the Independent Tabulator no later than 5:00 p.m. local time on [●], 2017.

QUESTIONS

The Trustee will vote on the proposal presented to the shareholders of the Company at the Special Meeting of Shareholders of the Company to be held on [●], 2017. If you should have any questions, please do not hesitate to contact Christopher Lindell during normal business hours at (319) 286-6208.

BY ORDER OF THE TRUSTEE OF THE GUARANTY BANK & TRUST COMPANY EMPLOYEE STOCK OWNERSHIP AND 401(k) PLAN

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